               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC.  20549

                                  Form 8-K/A

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): March 27, 2000

                              MEDIA GENERAL, INC.
            (Exact name of registrant as specified in its charter)

        Commonwealth of Virginia                            54-0850433
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)

     333 E. Franklin St., Richmond, VA                         23219
  (Address of principal executive offices)                  (Zip Code)

                                (804) 649-6000
             (Registrant's telephone number, including area code)

                                      N/A
                                      ---

             (Former name, former address and former fiscal year,
                        if changed since last report.)

Item 7. Financial Statements and Exhibits.

The following financial statements and pro forma financial information omitted from the Form 8-K dated April 3, 2000, (March 27, 2000, date of earliest event reported) in reliance upon Item 7 (a) (4) and 7 (b) (2) of Form 8-K are filed herewith.

(a) (1) Consolidated Financial Statements of Spartan Communications, Inc. and subsidiaries as of and for the year ended September 26, 1999.

     Report of Independent Auditors.
     Consolidated Balance Sheet.
     Consolidated Statement of Operations.
     Statement of Stockholders' Equity.
     Consolidated Statement of Cash Flows.
     Notes to Consolidated Financial Statements.

     (2) Unaudited Condensed Consolidated Balance Sheet of Spartan Communications, Inc. and subsidiaries as of March 26, 2000, and Unaudited Condensed Consolidated Statements of Operations and Cash Flows for the six months ended March 26, 2000, and March 28, 1999, and accompanying notes to these financial statements.

b)   Pro Forma Combined Condensed Financial Statements of Media General, Inc.

     Pro Forma Combined Condensed Balance Sheet as of March 26, 2000.
     Pro Forma Combined Condensed Statement of Operations for the year ended
          December 26, 1999.
     Pro Forma Combined Condensed Statement of Operations for the three months ended March 26, 2000.
     Notes to Pro Forma Combined Condensed Financial Statements.

c)   Exhibits.

     23.1 Consent of Ernst & Young LLP

                        Report of Independent Auditors

Board of Directors
Spartan Communications, Inc.

We have audited the accompanying consolidated balance sheet of Spartan Communications, Inc. and subsidiaries as of September 26, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spartan Communications, Inc. and subsidiaries at September 26, 1999, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                        /s/ Ernst & Young LLP

November 10, 1999, except as to
   Note 9 as to which the date is
   December 8, 1999

                 Spartan Communications, Inc. and Subsidiaries

                          Consolidated Balance Sheet

                              September 26, 1999


Assets
Current assets:
 Cash and cash equivalents                                      $  2,375,935
 Trade accounts receivable                                        18,688,657
 Prepaid expenses                                                    786,695
 Film broadcast rights - current portion                           5,136,730
 Refundable income taxes                                             151,656
                                                               -------------
Total current assets                                              27,139,673


Other assets:
 Intangible assets including FCC license
  agreements, network affiliation agreements,
  goodwill and other intangible assets                           155,501,296
 Cash value of life insurance                                      2,553,020
 Note receivable from shareholder                                  5,177,191
 Film broadcast rights, less current portion                       1,034,314
 Deferred debt issuance costs                                      7,070,736
 Other                                                             1,242,816
                                                               -------------
Total other assets                                               172,579,373


Property and equipment:
 Land                                                              3,749,998
 Buildings and improvements                                       20,672,648
 Equipment                                                        89,033,399
                                                               -------------
                                                                 113,456,045
 Allowance for depreciation                                      (67,663,277)
                                                               -------------
Net property and equipment                                        45,792,768
                                                               -------------
Total assets                                                    $245,511,814
                                                               =============

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable and accrued expenses:
  Trade accounts                                                $  2,508,209
  Accrued compensation                                             1,351,640
  Accrued employee benefits                                        1,922,223
  Interest payable                                                 3,322,347
  Other liabilities                                                  654,915
                                                               -------------
                                                                   9,759,334


 Film contracts - current portion                                  5,566,809
 Current portion of long-term debt                                 8,250,000
                                                               -------------
Total current liabilities                                         23,576,143

Long-term liabilities:
 Deferred employee benefits                                        9,145,200
 Deferred income taxes                                             8,832,567
 Long-term debt, less current portion                            192,461,355
 Film contracts, less current portion                              1,253,878
                                                               -------------
Total long-term liabilities                                      211,693,000

Stockholders' equity:
 Common stock, $1 par value - authorized 1,000,000
  shares, issued 500,000 shares, including 76,505
  shares held in treasury                                            500,000

 Retained earnings                                                10,963,279
                                                               -------------
                                                                  11,463,279
 Less cost of common stock in treasury                            (1,220,608)
                                                               -------------
Total stockholders' equity                                        10,242,671
                                                               -------------
Total liabilities and stockholders' equity                      $245,511,814
                                                               =============


See accompanying notes.

                 Spartan Communications, Inc. and Subsidiaries

                     Consolidated Statement of Operations

                         Year ended September 26, 1999


Broadcasting income and other revenues                           $111,932,080
Operating, selling, administrative and
 general expenses                                                  81,888,447
                                                               --------------
                                                                   30,043,633
Provision for depreciation and amortization                        16,216,928
                                                               --------------
                                                                   13,826,705
Interest expense, net                                              22,458,189
                                                               --------------
Loss from operations before income tax  benefit                    (8,631,484)
Income tax benefit                                                  1,328,106
                                                               --------------
Net loss                                                         $ (7,303,378)
                                                               ==============


See accompanying notes.

                 Spartan Communications, Inc. and Subsidiaries

                       Statement of Stockholders' Equity


                                                                                  Total
                                     Common       Treasury       Retained     Stockholders'
                                     Stock          Stock        Earnings         Equity
                                  -------------------------------------------------------------
Balances at September 27, 1998      $500,000   $  (748,808)   $18,776,988     $18,528,180
 Cash dividends ($1.20 per share)          -             -       (510,331)       (510,331)
 Treasury stock purchase                   -      (471,800)             -        (471,800)
 Net loss                                  -             -     (7,303,378)     (7,303,378)
                                  -------------------------------------------------------------
Balances at September 26, 1999      $500,000   $(1,220,608)   $10,963,279     $10,242,671
                                  =============================================================


See accompanying notes.

                 Spartan Communications, Inc. and Subsidiaries

                     Consolidated Statement of Cash Flows

                         Year ended September 26, 1999


Operating activities
Net loss                                                           $(7,303,378)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation                                                       8,857,686
  Amortization of intangibles                                        7,359,242
  Amortization and write-off of deferred financing                   1,212,266
   costs
  Amortization of film broadcast rights                              6,060,459
  Other non-cash interest charges                                    6,075,373
  Deferred income taxes                                             (1,616,440)
  Payments for film contracts                                       (5,905,111)
  Loss on sale of assets                                               124,017
  Changes in operating assets and liabilities:
   Trade accounts receivable                                        (2,131,282)
   Prepaid expenses                                                    (92,098)
   Refundable income taxes                                             337,278
   Accounts payable, accrued expenses and other liabilities         (1,205,023)
   Deferred employee benefits                                        1,372,555
   Other                                                              (422,461)
                                                                --------------
Net cash provided by operating activities                           12,723,083

Investing activities
Repayment of note receivable from shareholder                          512,031
Purchase of property and equipment                                  (4,465,933)
Proceeds from sale of property and equipment                            32,001
Increase in cash value of life insurance                              (565,250)
Purchase of television station                                      (2,400,000)
                                                                --------------
Net cash used in investing activities                               (6,887,151)

Financing activities
Repayments of Senior Credit Facility                                (7,750,000)
Purchase of common stock                                              (471,800)
Dividends paid                                                        (510,331)
                                                                --------------
Net cash used in financing activities                               (8,732,131)
                                                                --------------
Net decrease in cash and cash equivalents                           (2,896,199)
Cash and cash equivalents at beginning of year                       5,272,134
                                                                --------------
Cash and cash equivalents at end of year                           $ 2,375,935
                                                                ==============


See accompanying notes.

                 Spartan Communications, Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements

                              September 26, 1999


1. Summary of Significant Accounting Policies

Business Operations

The Company owns or operates ten broadcast television stations (and three satellites stations). Eight of the stations are located in the southeastern United States and two of the stations are located in the midwestern United States.

Principles of Consolidation

The accounts of Spartan Communications, Inc. and its wholly owned subsidiaries (the Company) are included in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 30 days. Credit losses have been within management's expectations.

A significant portion of the Company's accounts receivable are due from local and national advertising agencies. Such amounts are generally unsecured.

Film Broadcast Rights

Rights to films and programs available for broadcast are initially recorded at the amount of total license fees payable under the license agreements and are charged to operating expense based on program usage which generally results in straight-line amortization over the contract term. The rights are classified as current or long-term based on expected usage dates. The liability for film contracts is classified as current or long-term, in accordance with the payment terms of the various licenses.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation computed on the straight-line method over the estimated useful lives of the related assets which range from 3 to 20 years.

Intangible Assets

Intangible assets include FCC license agreements, network affiliation agreements, the excess of cost over net assets of businesses acquired, and other intangible assets. Intangible assets are being amortized using the straight-line method over their respective useful lives, principally twenty-five years. Carrying amounts are regularly reviewed by management for indicators of impairment and are adjusted accordingly if appropriate.

Fair Values of Financial Instruments

The carrying values of cash and cash equivalents, trade accounts receivable, cash value of life insurance, trade accounts payable, and long term debt approximate fair value. The Company does not believe it is practicable to estimate the fair value of the note receivable from shareholder due to the related party nature of the note (see Note 6). The fair value of the Company's long term debt is estimated using discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements (see Note 2). The fair value of the interest rate swap agreements (see Note 2) is estimated based on the projected cash flows over the term of the agreements.

Broadcast Revenues

Broadcast revenues are generated primarily from the sale of television advertising time and are recognized in the period during which the time spots are aired. Agency commissions relating to broadcast revenue were approximately $14,291,000 in 1999 and are included in operating, selling, administrative and general expenses.

Advertising Costs

Advertising costs are expensed in the period in which they are incurred.

Stock Based Compensation

The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations, in accounting for its employee stock options and adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation." The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the stock option grants.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recent Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

2. Long-Term Debt

Long-term debt at September 26, 1999 consists of the following:

        Senior Credit Facility
          Facility A                                     $ 55,160,000
          Facility B                                       74,250,000
                                                       --------------
                                                          129,410,000

        Subordinated Notes due 2006, plus accrued
          contingent rights liability of $2,342,855 at
          September 26, 1999                               71,301,355
                                                       --------------
                                                          200,711,355

        Less amounts due within one year                    8,250,000
                                                       --------------
                                                         $192,461,355
                                                       ==============

The Senior Credit Facility provides for a total of $140,000,000 of term loans (of which $129,410,000 was outstanding at September 26, 1999 under Facilities A and B) and up to $25,000,000 of borrowings through June 2004 under a revolving credit facility, with interest payable at variable rates under prime or Eurodollar rate options plus margins, which vary based upon consolidated debt to consolidated cash flow ratios. The Company pays a commitment fee of .50% on the daily average amount of the unused portion of the revolving credit facility. Principal payments are payable in varying quarterly installments through June 2004 and June 2005 on Facility A and B, respectively. The Senior Credit Facility also provides for up to $5,000,000 in swingline loans (which carry the same terms as the revolving credit facility) provided that borrowings under both the swingline and revolving credit facility do not exceed $25,000,000. The revolving credit facility and swingline loans are payable on June 30, 2004.

The Subordinated Notes ("Sub Notes") provide for a total of $125,000,000 of subordinated debentures due in June 2006 at an interest rate of 12%. The Company has issued $65,000,000 of Sub Notes to date with the remainder to be issued as requested by the Company based on certain requirements (as defined). The Sub Notes are redeemable at the option of the Company beginning on June 1, 2001 at a redemption price of 106% and 103% if redeemed during the 12-month period commencing on June 1, 2001 and June 1, 2002, respectively. The Company may redeem the Sub Notes prior to June 1, 2003 at a redemption price of 103% in the event of an initial public offering by the Company. Interest is payable semi-annually on December 1 and June 1 with 50% to be paid in cash and the remainder to be paid in additional Sub Notes to be issued in lieu of cash. The Company issued $3,958,500 in additional Sub Notes in lieu of cash during 1999. The additional notes bear interest at 12% per annum and are due in June 2006.

The Sub Notes have contingent rights attached and the Company issued 27,239 of such rights with the initial borrowings under the Sub Notes. The Company will issue up to 14,800 additional rights for future Sub Notes to be issued. The contingent rights require the Company to pay to the holder, at the due date of the Sub Notes, an amount equal to the number of rights times the per share value (as defined) of the Company on such date. The Company is accruing and adding to the principal amount of the Sub Notes the liability for the contingent rights over their term. The aggregate liability at September 26, 1999 is estimated to be approximately $14,109,501. Additionally, the Company will evaluate the fair market value of its common stock at the end of each future fiscal year in order to properly adjust the value of such rights. Such amount of increase or decrease will be accrued over the remaining term of the notes.

The debt agreements require, among other things, that the Company (a) meet certain working capital requirements, (b) limit the creation of additional borrowings and lease obligations, (c) limit the payment of cash dividends, and
(d) maintain minimum levels of net worth and cash flows.

Maturities of the long-term debt for the next five fiscal years are $8,250,000 in 2000, $10,937,500 in 2001, $13,062,500 in 2002, $15,750,000 in 2003,
$10,910,000 in 2004 and $141,801,355 thereafter.

Interest paid during the year ended September 26, 1999 totaled $18,020,803.

Interest Rate Swap Agreements

The Company is party to interest rate swap agreements with notional amounts totaling $62,000,000 at September 26, 1999 with a financial institution. The swap agreements amortize over three to five years. The Company entered into these interest rate swap agreements to manage interest rate risk on a portion of its outstanding debt under the Senior Credit Facility by modifying the interest characteristics. These agreements involve the exchange of amounts based on a variable interest rate for amounts based on fixed interest rates, and vice versa, over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received is accrued and recognized as an adjustment of interest expense related to the debt (the accrual accounting method). There is no carrying value of the swap agreements recorded in the financial statements. The combined fair value of the swap agreements is estimated by the financial institution, based on the projected cash flows over the life of the swap agreement, and was estimated to be approximately a $16,368 liability as of September 26, 1999. In the event of the early extinguishment of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income coincident with the extinguishment.

These agreements are subject to market risk based on interest rate fluctuations and credit risk as the other party to the agreement is a single financial institution.

The interest rate swap agreements changed floating interest rate expense on amounts outstanding under the Senior Credit Facility. The Company terminated the interest rate swap agreement with a notional amount of $37,000,000 and fixed interest rate of 5.94% during the year ended September 26, 1999, with no payment to or by the Company. Under the interest rate swap agreement outstanding at September 26, 1999, the Company fixed its interest rate at 5.98% on $62,000,000 of its floating rate debt through April 2, 2001. This swap agreement was terminated subsequent to year end with a nominal payment.

3. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax liabilities and assets at September 26, 1999 are as follows:

          Deferred tax liabilities:
           Depreciation of property and equipment                $ 4,696,344
           Amortization of intangible assets                      10,987,946
           Other                                                     788,474
                                                               -------------
          Total deferred tax liabilities                          16,472,764

          Deferred tax assets:
           Liability under supplemental executive
            retirement plan, deferred compensation
            plan, excess pension contribution and
            other employee benefit plans                           3,521,757
           Interest on subordinated notes                            870,085
           Federal operating loss carryforwards                    4,209,275
           State operating loss carryforwards                        384,080
                                                               -------------
          Total deferred tax assets                                8,985,197
          Valuation allowance for deferred tax assets             (1,345,000)
                                                               -------------
          Net deferred tax assets                                  7,640,197
                                                               -------------
          Net deferred tax liabilities (all non-current)         $ 8,832,567
                                                               =============

The deferred tax asset of $1,345,000 as of September 26, 1999 for the net operating loss carryforward of a purchased subsidiary, is fully reserved by a valuation allowance. The Company utilized approximately $561,000 of the purchased subsidiary's net operating loss carryforward ("NOLs") in 1998 to offset current taxable income. Use of these NOLs reduced the tax liability by approximately $213,000 and was reflected as a reduction of intangible assets and, therefore, did not impact income tax expense. The utilization of these NOLs in the future will be reflected as a reduction of intangible assets. As of September 26, 1999, the Company has remaining federal NOLs of approximately $10,500,000 which begin expiring in 2007.

The components of income tax (benefit) expense for the year ended September 26, 1999 are as follows:

                    Current:
                     Federal                    $   288,334
                     State                                -
                                             --------------
                                                    288,334


                    Deferred:
                     Federal                     (1,469,491)
                     State                         (146,949)
                                             --------------
                                                 (1,616,440)
                                             --------------
                                                $(1,328,106)
                                             ==============

A reconciliation of income tax benefit at the statutory federal income tax rate and income tax benefit in the consolidated statement of operations for the year ended September 26, 1999 is as follows:

          Statutory rate applied to loss before income tax
           benefit                                           $(2,934,705)
          State, net of federal                                  (96,985)
          Goodwill                                               178,628
          Interest associated with Subordinated Notes          1,030,513
          Other nondeductable item                               140,524
          Reduction of benefits recognized in prior years        353,919
                                                           -------------
          Income tax benefit                                 $(1,328,106)
                                                           =============

The Company made no income tax payments for the year ended September 26, 1999.

4. Stockholders' Equity

Stock Option Plan

Under the 1994 Employee Stock Option Plan, the Company may grant options to its officers and key employees as incentive stock options for up to 50,000 shares of common stock. The exercise price of each option equals the value of the Company's stock on the date of grant and an option's maximum term is 10 years. Options become exercisable as determined at the date of grant by a committee of the Board of Directors.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the approximate market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding operating results is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to July 30, 1995 under the fair value method of that Statement. The fair value for these options was estimated using the "minimum value" method which may be used by nonpublic companies to value an award. The "minimum value" of each option grant is estimated on the date of grant as the excess of the fair value of the stock at the date of grant over the present value of the exercise price using the following weighted-average assumptions for grants in 1996, as no grants have been made in the current or prior year: dividend yield of 0.6 percent, risk-free interest rate of 6.86 percent, and expected life of 10 years.

Had compensation cost for the Company's stock option plan been determined consistent with the method prescribed by FASB Statement 123, the Company's net loss for the year ended September 26, 1999 would have been changed to the pro forma amounts indicated below:

               Net loss:
                As reported                 $(5,557,160)
                Pro forma                    (5,755,934)

A summary of the status of the Company's stock option plan as of September 26, 1999 is presented below:
                                                              Weighted
                                                               Average
                Fixed Options                     Shares   Exercise Price
     --------------------------------------------------------------------
     Outstanding at beginning and end of year     18,300       $193
                                                 ========================

     Weighted-average fair value of
      options exercisable at year-end             15,300       $193
                                                 ========================


The following table summarizes information about stock options outstanding at September 26, 1999:

                                        Options Outstanding                         Options Exercisable
                     ----------------------------------------------------------------------------------------
                                            Weighted
                           Number            Average            Weighted          Number         Weighted
      Range of           Outstanding         Remaining           Average       Exercisable        Average
   Exercise Prices       at 9/26/99      Contractual Life    Exercise Price     at 9/26/99    Exercise Price
-------------------------------------------------------------------------------------------------------------
        $184               3,300               5.7                $184             3,300            $184
        $195              15,000               6.7                 195            12,000             195
                     -----------------                                      ----------------
    $184 to $195          18,300               6.5                 193            15,300             193
                     =================                                      ================

5. Retirement Benefits

Defined Benefit Pension

The Company is the sponsor of a defined benefit pension plan covering substantially all of the Company's eligible employees. The benefits are based on years of service and the average of the highest five consecutive plan years of basic compensation paid during the ten plan years preceding the actual retirement date. The Company's funding policy is to contribute the maximum deductible contribution for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The plan's funded status and amounts recognized in the Company's consolidated balance sheet at September 26, 1999 are as follows:

          Benefit obligation                          $ 6,043,454
          Fair value of plan assets                     4,887,313
                                                    -------------
          Funded status                               $(1,156,141)
                                                    =============

          Accrued benefit cost recognized in
           the consolidated balance sheet             $ 2,221,783
                                                    =============

Other components of the Company's defined benefit pension plan for the year ended September 26, 1999 are as follows:

          Benefit cost                                $1,103,301
          Employer contribution                          456,914
          Benefits paid                                   79,634


Assumptions used in accounting for the defined benefit pension plan as of and for the year ended September 26, 1999 are as follows:

          Weighted average discount rate                    7.75%
          Weighted average expected rate of return on
            assets                                          8.50%

          Rate of compensation increases                    6.00%

Profit Sharing and 401(k) Plan

In addition to providing pension benefits, the Company also sponsors a Profit Sharing Plan covering substantially all of the Company's full-time employees. Funding is determined annually by the Board of Directors. The Plan also includes a 401(k) savings option whereby the Company will match an employee's contribution based on a formula as determined by the Board of Directors each year (up to a maximum of 5% of the employee's annual compensation in 1999). The Company's expense for the year ended September 26, 1999 for the Profit Sharing Plan was $1,149,145 and the expense for the 401(k) plan was $351,489 for the year ended September 26, 1999.

Other Postretirement Benefits

The Company offers a limited number of postretirement benefits, primarily health care, to retirees, who have satisfied certain minimum service requirements. Adoption of SFAS 106 during 1996 changed the Company's method of accounting for such postretirement benefits as an expense when claims were incurred to accrual of the costs of such benefits during the periods employees provide service to the Company. The Company's policy is to fund these benefits as they are paid.

The Company has elected to recognize the transition obligation of adopting SFAS 106 over a period of twenty-three years.

The following table presents the plan's funded status reconciled with amounts recognized in the Company's balance sheet at September 26, 1999.

Accumulated postretirement benefit obligation:

          Benefit obligation                          $ 835,786
          Fair value of plan assets                           -
                                                    -----------
          Funded status                               $(835,786)
                                                    ===========

          Accrued benefit cost recognized in
           the consolidated balance sheet             $ 550,614
                                                    ===========

Other components of the Company's postretirement benefit plan for the year ended September 26, 1999 are as follows:

          Benefit cost                                 $147,563
          Employer contribution                           6,295
          Plan participants' contributions                9,480
          Benefits paid                                  15,775

Actuarial assumptions used in determining cost and the accumulated postretirement benefit obligation include a discount rate of 7.75% in 1999.

The health care cost trend rate assumption for 1999 is 6%, and is expected to remain at 6% hereafter. The trend rate reflects the Company's prior experience and management's expectation of future rates.

Deferred Compensation

The Company has non-qualified deferred compensation agreements with certain officers and key employees, whereby the officers or key employees or their beneficiaries would be provided specific amounts of annual income, totaling 50% of the average of the last three years' compensation for each employee, for a period of fifteen years beginning at age 65. The Company is accruing the present value of such retirement benefits over the related vesting periods, ranging from three to ten years, plus interest at a rate of 7.75%. Certain officers automatically become 100% vested upon involuntary termination as a result of a change in ownership. The agreements also permit the deferral of a portion of the employee's salary with a guaranteed rate of return. Total benefits expense for the deferred compensation agreements was approximately $615,337 for the year ended September 26, 1999.

To fund the deferred compensation agreements, the Company purchased life insurance contracts on the related officers and key employees. The Company paid life insurance premiums of $829,888 for the year ended September 26, 1999 of which $696,741 was charged to operations and the difference is recorded as cash surrender value or as prepaid expense. If all of the assumptions regarding mortality, interest rates, policy dividends, and other factors are realized, the Company expects that the life insurance or the cash value thereon will fund the non-qualified deferred compensation agreements.

Executive Excess Retirement Plan

The Company has an excess retirement plan for certain officers and key employees, whereby the officers or key employees or their beneficiaries would be provided amounts contributed by the Company on their behalf upon retirement. The excess retirement plan is comprised of an excess profit sharing plan and an excess pension plan. Funding for the excess profit sharing plan is determined annually by the Board of Directors (up to a maximum of 5% of the individual's excess compensation in 1999). Total benefit expense for the excess profit sharing plan was approximately $42,275 for the year ended September 26, 1999. The amounts contributed to the excess pension plan on the individuals' behalf are determined in the same manner as the Company's profit sharing plan.

6. Related Party Transactions

The Company has a note receivable for $5,177,191 as of September 26, 1999 from an officer, director and stockholder of the Company. The note receivable is in connection with a transaction whereby the Company agreed to finance the officer, director and stockholder's ownership interest in an entity. The note bears interest at 6%, which is payable to the Company quarterly, is due on December 1, 2002 and is collateralized by the officer, director and stockholder's common stock holdings in the Company. During 1999, the Company recorded interest income of approximately $337,000 on the note. In connection with the note receivable, the officer, director and stockholder has agreed to pay the Company a contingent interest fee of up to 23% of the note receivable, compounded annually, upon the occurrence of certain events. No amount of the contingent interest has been included in the accompanying financial statements as such amounts, if any, are not presently determinable.

7. Commitments and Contingencies

In March 1996, the Company entered into a time brokerage agreement (commonly referred to as an LMA) with a third party ("Licensee"). The Licensee holds the FCC license of WASV, a new television station in Asheville, North Carolina. Under the LMA, the Company provides substantially all of the programming for WASV for the term of the agreement. The Company has the sole right to sell advertising to be placed in all programming broadcast on WASV and retains all revenues from such advertising sales and any additional revenues generated by the operation of the station. The LMA term is five years with a one year extension exercisable under certain circumstances.

Under the agreement, the Company paid $9 million on the effective date and is obligated to reimburse the Licensee over the term of the LMA for certain operating and other expenses. The Company also entered into an option agreement with the Licensee, whereby for an additional $2 million, the Licensee granted the Company an assignable thirty-month option to purchase all, but not less than all, of the assets of WASV. If the Company exercises the option, an additional payment of $2.5 million becomes due and the LMA would be terminated. The total cost of the LMA and option agreement is non-refundable and is being amortized over 25 years beginning on the date the station commenced operations in September 1997. The Company paid $2.4 million during 1999 to exercise the option agreement. The remaining $100,000 will be paid upon approval by the FCC and the LMA will be terminated, resulting in ownership of the FCC License by the Company.

Film broadcast rights under contract but not yet available for telecasting and the related contract liabilities have not been recorded and amounted to $4,724,638 at September 26, 1999.

The Company leases certain property and equipment with lease terms expiring in various years through 2018. Rental expense totaled $1,408,305 for the year ended September 26, 1999. Future minimum rental payments under noncancellable operating leases with terms of one year or more at September 26, 1999 are:
$1,003,203 in 2000, $857,978 in 2001, $616,027 in 2002, $341,065 in 2003,
$99,770 in 2004 and $552,714 in 2005 and thereafter.

The FCC recently issued a timetable whereby broadcasters in the industry would be required to begin transmitting High Definition Television or HDTV. Transmitting HDTV will require the Company to purchase a significant amount of digital compatible equipment.

The Company is the guarantor of a $2,000,000 Line of Credit extended to a certain automobile leasing company from which the Company leases its automobiles.

8. Year 2000 (Unaudited)

The Company is currently implementing an assessment, remediation and testing program which will identify and assess the adequacy of Year 2000 readiness. Based on the results of this assessment process, management estimates that the total Year 2000 project cost for the Company will not be significant. Any costs the Company does incur will be expensed as incurred.

The Year 2000 remediation project is estimated to be completed no later than December 1999, which is prior to any anticipated impact on its operating systems. The costs of the project and the date on which management believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the availability of certain resources and other factors. There can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Should any computer programs, purchased software, or internally developed software utilizing time sensitive data not be remediated for Year 2000 compliance, system failures could occur and cause disruptions of operations.

The Company has initiated communications with all of its significant suppliers and larger customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

9. Subsequent Event

On December 8, 1999, the Company and certain principal shareholders entered into a Plan and Agreement of Merger (Agreement) with Media General, Inc. and certain of its subsidiaries whereby the Company, pursuant to conditions as specified in the Agreement, would be acquired by a subsidiary of Media General, Inc.

In addition, certain principal shareholders and certain other shareholders have entered into a Voting Agreement approving the Agreement and agreeing to vote their shares in favor of the adoption and approval of the merger.

                 Spartan Communications, Inc. and Subsidiaries

                     Condensed Consolidated Balance Sheet

                                March 26, 2000


Assets
Current assets:
 Cash and cash equivalents                                       $  5,193,161
 Trade accounts receivable, less allowance
  of $352,267                                                      16,422,334
 Note receivable from shareholder                                  12,747,969
 Prepaid expenses and other                                         1,101,826
 Film broadcast rights - current portion                            2,568,926
 Refundable income taxes                                            1,000,515
 Cash value of life insurance                                         993,702
                                                              ---------------
Total current assets                                               40,028,433

Other assets:
 Intangible assets including FCC license
  agreements, network affiliation agreements,
   goodwill and other intangible assets                           151,746,760
 Film broadcast rights, less current  portion                       1,236,627
 Other                                                                650,364
                                                              ---------------
Total other assets                                                153,633,751

Property and equipment:
 Land                                                               3,667,441
 Buildings and improvements                                        20,151,068
 Equipment                                                         94,473,907
                                                              ---------------
                                                                  118,292,416
 Allowance for depreciation                                        71,773,818
                                                              ---------------
Net property and equipment                                         46,518,598
                                                              ---------------
Total assets                                                     $240,180,782
                                                              ===============

See accompanying notes.

Liabilities and stockholders' equity  (deficit)
Current liabilities:
 Accounts payable and accrued expenses:
  Trade accounts                                                 $  2,469,705
  Accrued compensation                                              1,662,082
  Accrued employee benefits                                        24,305,869
  Interest payable                                                  3,215,158
  Merger transaction fees and related payables                      9,140,532
  Other liabilities                                                 7,883,480
                                                              ---------------
                                                                   48,676,826
 Film contracts - current portion                                   2,509,484
 Current portion of long-term debt                                218,134,314
                                                              ---------------
Total current liabilities                                         269,320,624


Long-term liabilities -- film contracts,
 less current portion                                               1,456,191



Stockholders' equity (deficit):
 Common stock, $1 par value - authorized
  1,000,000 shares, issued 500,000 shares,
  including 76,505 shares held in treasury                            500,000
 Retained earnings (deficit)                                      (29,875,425)
                                                              ---------------
                                                                  (29,375,425)
 Less cost of common stock in treasury                              1,220,608
                                                              ---------------
Total stockholders' equity (deficit)                              (30,596,033)
                                                              ---------------
Total liabilities and stockholders' equity                       $240,180,782
                                                              ===============


See accompanying notes.

                 Spartan Communications, Inc. and Subsidiaries

                Condensed Consolidated Statements of Operations


                                                    Six month period ended
                                                  March 26,         March 28,
                                                    2000              1999
                                           -----------------------------------
Broadcasting income and other revenues          $ 48,221,567       $48,931,924

Operating, selling, administrative and
 general expenses                                 31,641,738        33,031,189
Provision for depreciation and amortization        8,084,431         8,144,871
Expenses (income) as a result of the
 Merger Transaction (Note 2):
   Gain from sales of assets                      (8,003,140)                -
   Expenses related to the Merger
    Transaction                                   42,236,789                 -
                                           -----------------------------------
                                                 (25,738,251)        7,755,864

Interest expense, net                             10,450,127        11,086,658
                                           -----------------------------------
Loss before income tax benefit and
 extraordinary charge                            (36,188,378)       (3,330,794)

Income tax benefit                                 9,680,989           623,953
                                           -----------------------------------
Loss before extraordinary charge                 (26,507,389)       (2,706,841)

Extraordinary charge on early retirement
 of debt                                          14,077,119                 -
                                           -----------------------------------
Net loss                                        $(40,584,508)      $(2,706,841)
                                           ===================================


See accompanying notes.

                 Spartan Communications, Inc. and Subsidiaries

                Condensed Consolidated Statements of Cash Flows


                                                      Six month period ended
                                                    March 26,         March 28,
                                                      2000              1999
                                             ----------------------------------
Operating activities
Net loss                                          $(40,584,508)     $(2,706,841)
Adjustments to reconcile net loss to net
 cash provided by operating activities:
  Extraordinary charge                              14,077,119                -
  Depreciation                                       4,327,106        4,400,764
  Amortization of intangibles                        3,757,325        3,744,105
  Amortization of deferred financing costs             534,752          219,281
  Amortization of film broadcast rights              2,650,410        2,294,666
  Other non-cash interest charges                   19,485,459                -
  Deferred income taxes                             (8,832,567)               -
  Payments for film contracts                       (3,139,900)      (2,489,672)
  Gain on sales of assets                             (432,362)               -
  Gain on note receivable from an officer,
   director and shareholder                         (7,570,778)               -
  Changes in operating assets and liabilities:
   Trade accounts receivable                         2,266,305          758,795
   Prepaid expenses                                   (315,131)        (350,718)
   Refundable income taxes                            (848,859)        (643,528)
   Accounts payable, accrued expenses and
    other liabilities                                6,722,135       (3,982,927)
   Deferred employee benefits                       14,147,687          418,911
   Other                                               624,371          739,269
                                             ----------------------------------
Net cash provided by operating activities            6,868,564        2,402,105

Investing activities
Purchase of property and equipment                  (3,739,318)      (1,825,501)
Proceeds from sale of property and equipment           445,260                -
Decrease (increase) in cash value of life
 insurance                                           1,559,317         (263,476)
                                             ----------------------------------
Net cash used in investing activities               (1,734,741)      (2,088,977)

Financing activities
Repayments of Senior Credit Facility                (2,062,500)      (1,747,027)
Purchase of common stock                                     -          (10,200)
Dividends paid                                        (254,097)        (255,544)
                                             ----------------------------------
Net cash used in financing activities               (2,316,597)      (2,012,771)
                                             ----------------------------------
Net increase (decrease) in cash and cash
 equivalents                                         2,817,226       (1,699,643)
Cash and cash equivalents at beginning of
 period                                              2,375,935        5,272,134
                                             ----------------------------------
Cash and cash equivalents at end of period        $  5,193,161      $ 3,572,491
                                             ==================================

See accompanying notes.

                 Spartan Communications, Inc. and Subsidiaries

             Notes to Condensed Consolidated Financial Statements

                                March 26, 2000


1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Spartan Communications, Inc. (Spartan) have been prepared in accordance with generally accepted accounting principles for interim financial information and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months period ended March 26, 2000 are not necessarily indicative of the results that may be expected for future periods.

2. Merger Transaction

Spartan and certain principal shareholders entered into a Plan and Agreement of Merger (Merger Transaction) with Media General, Inc. and certain of its affiliates whereby Media General and certain of its wholly owned subsidiaries agreed to purchase the outstanding common stock of Spartan. The Merger Transaction was completed on March 27, 2000.

In connection with the Merger Transaction, Spartan entered into or agreed to certain other transactions which have been recorded in the accompanying condensed financial statements. Such amounts are as follows:


          Gain from sales of assets:
           Purchase of a note receivable by an officer,
            director and stockholder of Spartan -
            see Note 3                                    $7,570,778
           Certain other property and investments            432,362
                                                          ----------
                                                          $8,003,140
                                                          ==========

          Expenses related to the Merger Transaction:
            Settlement of contingent rights agreements            $17,416,704
            Settlement, in addition to existing accruals,
              of supplement executive retirement plan and
              certain other related retirement plans               15,368,607
            Expenses of the Merger Transaction
              including fees to amend a broadcast
              agreement                                             9,451,478
                                                                  -----------
                                                                  $42,236,789
                                                                  ===========

Long-term debt and certain accruals and receivables in connection with the amounts described above were paid or settled with funds from the Merger Transaction.

3. Related Party Transactions

Spartan has a note receivable as of March 26, 2000 from an officer, director and stockholder. The note receivable is in connection with a transaction whereby Spartan agreed to finance the officer, director and stockholder's ownership interest in an entity.

In connection with the Merger Transaction, the officer, director and stockholder of Spartan agreed to purchase the note for $12,747,969. The difference in the purchase price and the carrying value is reflected in the condensed consolidated statement of operations for the six month period ended March 26, 2000 as a gain from the note as a result of the Merger Transaction.

4. Income Taxes

The income tax benefit for the six month periods ended March 26, 2000 and March 28, 1999 reflects adjustments for amounts which are not deductible for income tax purposes including insurance premiums on Company-owned life insurance, amortization of the excess cost over net assets acquired, certain interest expense and other expenses which are not deductible for tax purposes. A valuation allowance was provided in the six-month period ended March 26, 2000 to reduce the income tax benefit to the amount of net deferred tax liabilities.

                              Media General, Inc.
               Pro Forma Combined Condensed Financial Statements
                                  (Unaudited)

The following unaudited pro forma combined condensed balance sheet (balance sheet) as of March 26, 2000, and the pro forma combined condensed statements of operations for the year ended December 26, 1999, and for the three months ended March 26, 2000, (statements of operations), give effect to the acquisition, by Media General, Inc. (the Company), of all the issued and outstanding common stock of Spartan Communications, Inc. (Spartan), on March 27, 2000, for total consideration of approximately $610 million (net of approximately $9 million of transaction costs and $5 million of cash received). The acquisition has been accounted for using the purchase method of accounting.

The pro forma combined condensed balance sheet presents the financial position of the Company and Spartan as of March 26, 2000, assuming the acquisition occurred as of that date. The pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred as of the beginning of the periods presented. The acquisition actually occurred on March 27, 2000.

These pro forma combined condensed financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of operations or financial position of the Company. In the pro forma combined condensed financial statements, significant transactions, such as the October 1, 1999 sale of the Company's Cable Division for $1.4 billion, are presented as they actually occurred historically regardless of when the Spartan acquisition was assumed to have occurred. The pro forma results would differ had alternative assumptions been used. Additionally, the pro forma combined condensed financial statements have been prepared on the basis of preliminary estimates of the fair value of the assets acquired and may change as appraisals are completed and more facts become known.

This information should be read in conjunction with the previously filed Form 8-K, dated April 3, 2000, the previously filed historical consolidated financial statements and accompanying notes of Media General, Inc., contained in its Annual Report on Form 10-K for the fiscal year ended December 26, 1999, and in its 2000 Quarterly Report on Form 10-Q, and in conjunction with the historical financial statements and accompanying notes of Spartan included elsewhere in this Form 8-K/A.

                              Media General, Inc.
                  Pro Forma Combined Condensed Balance Sheet
                             As of March 26, 2000
                                (In thousands)
                                  (Unaudited)

                                              Media                 Pro Forma
                                             General     Spartan   Adjustments         Pro Forma
                                            ----------  ---------  ------------        ----------
ASSETS
Current assets:
  Cash and cash equivalents                 $  126,212  $  5,193     $(125,000)  1(a)  $    6,405
  Accounts receivable - net                     94,042    16,422                          110,464
  Inventories                                   12,354        19                           12,373
  Other                                         28,030    18,394       (12,748)  1(b)      32,675
                                                                        (1,001)  1(c)
                                            ----------  --------     ---------         ----------
     Total current assets                      260,638    40,028      (138,749)           161,917
                                            ----------  --------     ---------         ----------

Investments in unconsolidated affiliates        86,306                                     86,306
Other assets                                    66,894     1,887                           68,781
Property, plant and equipment - net            381,980    46,519        28,508   1(d)     457,007
Excess of cost over fair value of net
  identifiable assets of acquired
  businesses - net                             627,247    13,428       138,536   1(e)     779,211
FCC licenses and other intangibles - net       379,982   138,319       389,079   1(e)     907,380
                                            ----------  --------     ---------         ----------
     Total assets                           $1,803,047  $240,181     $ 417,374         $2,460,602
                                            ==========  ========     =========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $   26,839  $  2,470                       $   29,309
  Accrued expenses and other liabilities        79,810    48,717       (36,632)  1(f)      91,895
  Income taxes payable                          63,725                  (1,001)  1(c)      62,724
  Current maturity of long-term debt               ---   218,134      (218,134)  1(g)         ---
                                            ----------  --------     ---------         ----------
     Total current liabilities                 170,374   269,321      (255,767)           183,928
                                            ----------  --------     ---------         ----------

Long-term debt                                  47,313                 490,581   1(h)     537,894
Deferred income taxes                          218,773                 151,964   1(i)     370,737
Other liabilities and deferred credits         114,329     1,456                          115,785
Stockholders' equity (deficit)               1,252,258   (30,596)       30,596   1(j)   1,252,258
                                            ----------  --------     ---------         ----------
  Total liabilities and stockholders'
     equity                                 $1,803,047  $240,181     $ 417,374         $2,460,602
                                            ==========  ========     =========         ==========

      See notes to the pro forma combined condensed financial statements.

                              Media General, Inc.
             Pro Forma Combined Condensed Statement of Operations
                     For the year ended December 26, 1999
                    (In thousands except per share amounts)

                                                                         (Unaudited)
                                                     Media                Pro Forma          (Unaudited)
                                                    General   Spartan*   Adjustments          Pro Forma
                                                   ---------  ---------  ------------        -----------
Revenues                                           $795,408   $111,932      $    ---           $907,340
                                                   --------   --------      --------           --------
Operating costs:
  Production                                        386,987        ---        51,604   2(a)     438,591
  Selling, distribution and administrative          218,535     81,888       (51,604)  2(a)     245,119
                                                                              (3,700)  2(b)
  Depreciation and amortization                      79,520     16,217        20,300   2(c)     116,037
                                                   --------   --------      --------           --------
     Total operating costs                          685,042     98,105        16,600            799,747
                                                   --------   --------      --------           --------
Operating income                                    110,366     13,827       (16,600)           107,593
                                                   --------   --------      --------           --------
Other income (expense):
  Interest expense                                  (46,554)   (22,458)       22,458   2(d)     (78,579)
                                                                             (32,025)  2(e)
  Investment income - unconsolidated affiliates       9,067        ---                            9,067
  Gain on sale of Denver Newspapers,
     Inc. common stock                               30,983        ---                           30,983
  Other, net                                         11,548        ---        (8,950)  2(f)       2,598
                                                   --------   --------      --------           --------
     Total other income (expense)                     5,044    (22,458)      (18,517)           (35,931)
                                                   --------   --------      --------           --------
Income (loss) from continuing operations before
  income taxes and extraordinary item               115,410     (8,631)      (35,117)            71,662
                                                   --------   --------      --------           --------
Income taxes                                         45,463     (1,328)      (13,607)  2(g)      30,528
                                                   --------   --------      --------           --------
Income (loss) from continuing operations
  before extraordinary item                          69,947     (7,303)      (21,510)            41,134
Discontinued operations:
  Income from operations of Cable Segment
     (net of income taxes of $8,544)                 13,978                                      13,978
  Gain on disposition of Cable operations
     (net of income taxes of $509,760)              798,719                                     798,719
Extraordinary item from early redemption of
     debt (net of income tax benefit of $800)        (1,328)                                     (1,328)
                                                   --------   --------      --------           --------
Net income (loss)                                  $881,316   $ (7,303)     $(21,510)          $852,503
                                                   ========   ========      ========           ========
Earnings (loss) per common share:
  Income from continuing operations before
     extraordinary item                            $   2.64                                    $   1.55
  Income from discontinued Cable operations           30.66                                       30.66
  Extraordinary item                                  (0.05)                                      (0.05)
                                                   --------                                    --------
Net income                                         $  33.25                                    $  32.16
                                                   ========                                    ========
Earnings (loss) per common share-assuming
   dilution:
  Income from continuing operations before
     extraordinary item                            $   2.60                                    $   1.53
  Income from discontinued Cable operations           30.23                                       30.23
  Extraordinary item                                  (0.05)                                      (0.05)
                                                   --------                                    --------
Net income                                         $  32.78                                    $  31.71
                                                   ========                                    ========
Weighted average common shares                       26,506                                      26,506
Diluted weighted average common shares               26,885                                      26,885

      *Spartan amounts are for the fiscal year ended September 26, 1999. See notes to the pro forma combined condensed financial statements.

                              Media General, Inc.
             Pro Forma Combined Condensed Statement of Operations
                   For the three months ended March 26, 2000
                    (In thousands except per share amounts)
                                  (Unaudited)

                                             Media                 Pro Forma
                                            General    Spartan    Adjustments       Pro Forma
                                           ---------  ---------  ------------      -----------
Revenues                                   $199,195   $ 22,534    $      ---         $221,729
                                           --------   --------    ----------         --------

Operating costs:
  Production                                101,053                    8,828  3(a)    109,881
  Selling, distribution and
     administrative                          58,760     14,300        (8,828) 3(a)     63,307
                                                                        (925) 3(b)
  Depreciation and amortization              20,245      3,870         5,075  3(c)     29,190
                                           --------   --------    ----------         --------
     Total operating costs                  180,058     18,170         4,150          202,378
                                           --------   --------    ----------         --------

Operating income                             19,137      4,364        (4,150)          19,351
                                           --------   --------    ----------         --------

Other income (expense):
  Interest expense                           (1,739)    (4,850)        4,850  3(d)     (3,060)
                                                                      (1,321) 3(e)
  Investment income
      - unconsolidated affiliates            (1,565)                                   (1,565)
  Other, net                                  8,265    (34,234)       34,234  3(f)        449
                                                                      (7,816) 3(g)
                                           --------   --------    ----------         --------
     Total other income (expense)             4,961    (39,084)       29,947           (4,176)
                                           --------   --------    ----------         --------
Income (loss) before income taxes and
  extraordinary item                         24,098    (34,720)       25,797           15,175
                                           --------   --------    ----------         --------
Income taxes                                  9,736     (9,388)        6,056  3(h)      6,404
                                           --------   --------    ----------         --------
Income (loss) before extraordinary item      14,362    (25,332)       19,741            8,771
Extraordinary item                                     (14,077)       14,077  3(f)
                                           --------   --------    ----------         --------
Net income (loss)                          $ 14,362   $(39,409)   $   33,818         $  8,771
                                           ========   ========    ==========         ========

Earnings per common share                  $   0.56                                  $   0.34
                                           ========                                  ========
Earnings per common share -
  assuming dilution                        $   0.55                                  $   0.34
                                           ========                                  ========

Weighted average common shares               25,657                                    25,657
Diluted weighted average common shares       25,959                                    25,959

      See notes to the pro forma combined condensed financial statements.

                              Media General, Inc.
          Notes to Pro Forma Combined Condensed Financial Statements

BALANCE SHEET
-------------

March 26, 2000 Adjustments:

  1(a)  Use invested cash to fund a portion of the acquisition.
  1(b) Eliminate note receivable from a Spartan officer, director and stockholder repaid in conjunction with the transaction.
  1(c) Reclass Spartan's refundable income taxes to reduce income taxes payable.
  1(d) Adjust property, plant and equipment to preliminary estimated fair market value.
  1(e) Adjust identifiable intangibles to preliminary estimated fair market value and adjust to record the excess of acquisition cost over the fair value of net assets acquired. The allocation of purchase price is subject to change as appraisals are completed and more facts become known.
  1(f) Eliminate benefit and transaction-related accruals satisfied with funds from the purchase price paid by Media General.
  1(g)  Repay Spartan debt from the purchase price paid by Media General.
  1(h)  Borrow additional funds to make the acquisition.
  1(i) Adjust deferred income taxes relating to the increased fair market value of assets, primarily identifiable intangible assets.
  1(j)  Eliminate Spartan's stockholders' deficit.

For purposes of these Pro Forma Combined Condensed Financial Statements the purchase price was allocated based on preliminary estimated fair market value as follows (in thousands):

     Purchase price                                                                 $ 607,236
     Transaction costs                                                                  9,054
                                                                                    ---------
     Adjusted purchase price                                                          616,290

     Working capital acquired                                                         (13,434)
     Property, plant & equipment                                                      (75,027)
     Identifiable intangibles, principally FCC licenses and network affiliations     (527,398)
     Other assets acquired                                                             (1,887)
     Other liabilities assumed                                                          1,456
     Deferred income taxes recorded in conjunction with acquisition                   151,964
                                                                                    ---------
         Excess cost of business acquired over equity in net assets                 $ 151,964
                                                                                    =========

STATEMENTS OF OPERATIONS
------------------------

Adjustments for the twelve months ended December 26, 1999:

  2(a) Allocate Spartan's operating expenses among selling, distribution and administrative expense and production expense to be consistent with Media General's presentation.
  2(b) Reduce operating expense due to the absence of Spartan corporate expenses, net of additional costs in Media General's Television Segment.
  2(c) Increase in depreciation expense resulting from adjustment of fixed assets to preliminary estimated fair market value with lives based upon remaining estimated useful life, and increase in amortization expense resulting from adjustment of intangibles to preliminary estimated fair market value with lives ranging from 3-40 years.
  2(d) Eliminate Spartan's historical interest expense associated with the debt which would have been paid off as part of Media General's acquisition of Spartan.
  2(e) Increase in interest expense based on assumed borrowings of approximately $610 million for the acquisition for the first nine months of the year (at an approximate effective rate of 7%). In early October 1999, the Company sold its cable operations for approximately $1.4 billion in cash. After immediately repaying its bank debt, the Company actually had approximately $670 million of investable cash.
  2(f) Reduce Media General interest income on cash investments based on the assumption available cash would have been used to reduce long-term debt, leaving an excess of approximately $28 million to be invested at approximately 5.8% for the last three months of 1999.
  2(g) Record income tax adjustment which would reflect the Company's assumed effective tax rate of 42.6%.

Adjustments for the three months ended March 26, 2000:

  3(a) Allocate Spartan's operating expenses among selling, distribution and administrative expense and production expense to be consistent with Media General's presentation.
  3(b) Reduce operating expense due to the absence of Spartan corporate expenses, net of additional costs in Media General's Television Segment.
  3(c) Increase in depreciation expense resulting from adjustment of fixed assets to preliminary estimated fair market value with lives based upon remaining estimated useful life, and increase in amortization expense resulting from adjustment of intangibles to preliminary estimated fair market value with lives ranging from 3-40 years.
  3(d) Eliminate Spartan's historical interest expense associated with the debt which would have been paid off as part of Media General's acquisition of Spartan.
  3(e) Increase in interest expense based on acquisition borrowings of approximately $490 million which were assumed to be outstanding for the last two weeks of the quarter (at an approximate effective rate of 7%). In early October 1999, the Company sold its cable operations for approximately $1.4 billion in cash and recorded a gain of approximately $800 million (net of income taxes of $510 million, the majority of which were paid in mid-March 2000).
  3(f) Eliminate Spartan's net nonrecurring expenses related to the merger transaction.
  3(g) Reduce Media General interest income on cash investments based on the assumption, for purposes of this presentation, that available cash would have been used to reduce long-term debt, leaving an excess of approximately $28 million to be invested at approximately 5.8% for the first two and one-half months of 2000.
  3(h) Record income tax adjustment which would reflect the Company's assumed effective tax rate of 42.2%.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             MEDIA GENERAL, INC.


DATE: June 9, 2000           /s/ Marshall N. Morton
                             ----------------------
                             Marshall N. Morton
                             Senior Vice President and Chief Financial Officer